Exhibit 99.1

BJ’s Wholesale Club, Inc                    One Mercer Road                     P.O. Box 9601                     Natick, MA 01760

FOR IMMEDIATE RELEASE	Contact: Cathy Maloney
VP, Investor Relations
(508) 651-6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS FIRST QUARTER RESULTS

May 20, 2003, Natick, MA—BJ’s Wholesale Club, Inc. (BJ: NYSE) today reported income from continuing operations before the cumulative effect of accounting changes of $12.7 million, or $.18 per diluted share, for its first quarter ended May 3, 2003. These amounts included a post-tax gain of $0.7 million, or $.01 per diluted share, as a result of reducing the Company’s reserves for House2Home lease obligations. (See notes to attached financial statements.) In last year’s first quarter, the Company reported income from continuing operations of $23.4 million, or $.32 per diluted share.

Net income of $11.3 million, or $0.16 per diluted share, for this year’s first quarter included a charge of $1.3 million, or $.02 per diluted share, for the cumulative effect of adopting Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.” Net income for last year’s first quarter was $23.1 million, or $.32 per diluted share.

Net sales for the quarter increased by 15.7% to $1.4 billion and comparable club sales increased by 5.7%. Gasoline sales contributed 4.7% to the 5.7% comparable club sales increase.

Commenting on first quarter earnings, president and CEO Mike Wedge said, “BJ’s results for the first quarter reflect the substantial investments we are making in our business to reinvigorate sales. On a comparable club basis, food sales increased by 3.2% for the quarter. The improved trend in food sales indicates to us that our investments in quality and pricing are beginning to yield positive results. General merchandise sales decreased by 2.5%, due in part to a weaker economic climate as well as cooler weather in the northeast.”

First Quarter Results/Conference Call

As previously announced BJ’s management will hold a conference call to discuss the first quarter financial results and the outlook for 2003 today at 8:30 a.m. Eastern Time. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented, if any), visit www.bjsinvestor.com/medialist.cfn to hear the call live, or to listen to an archive of the call, which will be available for approximately one quarter following the call.

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 143 clubs and 71 gas stations compared with 134 clubs and 57 gas stations one year ago. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com.

-See Financial Tables-

BJ's Wholesale Club, Inc. and Consolidated Subsidiaries

STATEMENTS OF INCOME (Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Thirteen Weeks Ended
	May 3, 2003	May 4, 2002
Net sales	$1,441,671	$1,246,369
Membership fees and other	33,572	31,342

Total revenues	1,475,243	1,277,711

Cost of sales, including buying and occupancy costs	1,337,545	1,140,475
Selling, general and administrative expenses	113,916	94,879
Preopening expenses	3,989	3,298

Operating income	19,793	39,059
Interest income (expense), net	(68)	298
Gain (loss) on contingent lease obligations	814	(1,417)

Income from continuing operations before income taxes and cumulative effect of accounting principle changes	20,539	37,940
Provision for income taxes	7,870	14,507

Income from continuing operations before cumulative effect of accounting principle changes	12,669	23,433
Loss from discontinued operations, net of income tax benefit	(149)	(379)

Income before cumulative effect of accounting principle changes	12,520	23,054
Cumulative effect of accounting principle changes	(1,253)	—

Net income	$11,267	$23,054

Income per common share:
Basic earnings per share:
Income from continuing operations before cumulative effect of accounting principle changes	$0.18	$0.33
Loss from discontinued operations	—	(0.01)
Cumulative effect of accounting principle changes	(0.02)	—

Net income	$0.16	$0.32

Diluted earnings per share:
Income from continuing operations before cumulative effect of accounting principle changes	$0.18	$0.32
Loss from discontinued operations	—	—
Cumulative effect of accounting principle changes	(0.02)	—

Net income	$0.16	$0.32

Number of common shares for earnings per share computations:
Basic	69,288,640	71,347,192
Diluted	69,396,765	72,525,150
Pro forma amounts assuming accounting principle changes are applied retroactively:
Net income	$12,520	$22,927

Basic and diluted earnings per common share	$0.18	$0.32

Clubs in operation—end of period	143	134

BJ's Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED BALANCE SHEETS (Unaudited)

(Dollars in Thousands)

	May 3, 2003	May 4, 2002
ASSETS
Current assets:
Cash and cash equivalents	$42,100	$40,132
Accounts receivable	57,100	48,969
Merchandise inventories	659,046	607,601
Current deferred income taxes	19,280	28,239
Prepaid expenses	17,253	16,607

Total current assets	794,779	741,548
Property, net of depreciation	720,700	649,149
Property under capital leases, net of amortization	—	830
Deferred income taxes	—	9,593
Other assets	23,292	21,402

TOTAL ASSETS	$1,538,771	$1,422,522

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$40,000	$—
Accounts payable	442,179	395,998
Contingent lease obligations	17,412	45,400
Accrued expenses and other current liabilities	194,471	181,099

Total current liabilities	694,062	622,497
Long-term obligations under capital leases	—	1,485
Noncurrent contingent lease obligations	8,586	57,445
Other noncurrent liabilities	65,971	49,202
Deferred income taxes	18,008	—
Stockholders' equity	752,144	691,893

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,538,771	$1,422,522

BJ's Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in Thousands)

	Thirteen Weeks Ended
	May 3, 2003	May 4, 2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$11,267	$23,054
Gain (loss) on contingent lease obligations	(814)	1,417
Provision for store closing costs	248	—
Cumulative effect of accounting principle changes	1,253	—
Depreciation and amortization	20,256	17,253
Deferred income taxes	6,803	1,965
Increase in merchandise inventories, net of accounts payable	(7,473)	(22,138)
Decrease in contingent lease obligations	(14,008)	(4,782)
Other	5,682	7,735

Net cash provided by operating activities	23,214	24,504

CASH FLOWS FROM INVESTING ACTIVITIES
Property additions	(55,636)	(42,473)
Property disposals	15	53

Net cash used in investing activities	(55,621)	(42,420)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowing of short-term debt	40,000	—
Repayment of capital lease obligations	—	(59)
Purchase of treasury stock	—	(19,560)
Proceeds from issuance of common stock	51	969
Changes in bank overdrafts	1,773	(10,460)

Net cash provided by (used in) financing activities	41,824	(29,110)

Net increase (decrease) in cash and cash equivalents	$9,417	$(47,026)

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.	As of May 3, 2003, the Company has settled 32 of the 41 House2Home, Inc. (“House2Home”) leases for which it was contingently liable. Five leases were settled in this year’s first quarter. Based on progress made in settling these leases and an evaluation of its remaining obligations, the Company recorded a $1.2 million pretax credit ($0.7 million after tax, or $.01 per diluted share) in this year’s first quarter to reduce its contingent lease obligations. Including offsetting interest accretion charges, the Company’s gain on contingent lease obligations was $0.8 million pretax ($0.5 million after tax) for the quarter ended May 3, 2003. Interest accretion charges in the quarter ended May 4, 2002 were $1.4 million pretax ($0.9 million after tax).

2.	Loss from discontinued operations in the quarter ended May 3, 2003 consisted of interest accretion charges related to lease obligations for three BJ’s clubs which were closed in November 2002. Loss from discontinued operations for last year’s first quarter represented the operating losses of the three clubs in that period.

3.	During the quarter ended May 3, 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). The Company recorded a post-tax charge of $1,253,000, or $.02 per diluted share, to reflect the cumulative effect of adopting this accounting principle change as of the beginning of the fiscal year. The effect of this change on the quarter ended May 3, 2003 was to decrease income before the cumulative effect of accounting principle changes by $164,000 and to decrease net income (including the cumulative effect of the accounting change) by $1,417,000, or $.02 per diluted share.

Although last year’s results were not restated, the pro forma amounts shown at the bottom of the statements of income reflect net income and earnings per share as if SFAS No. 143 had been in effect during each period presented.

4.	Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received by a Vendor” (“EITF 02-16”), addresses how a reseller should account for cash consideration received from a vendor. Under this standard, effective for arrangements entered into or modified after December 31, 2002, cash consideration that reimburses costs incurred by the customer to sell the vendor’s products should be characterized as a reduction of those costs. If the cash consideration exceeds the costs being reimbursed, the excess should be characterized as a reduction of cost of sales. Beginning in this year’s first quarter, the Company is classifying any cash consideration in excess of expenses being reimbursed as a reduction of cost of sales. The adoption of the provisions of EITF 02-16 did not result in any changes in the Company’s reported net income, but certain consideration which had been classified as a reduction of selling, general and administrative expenses in prior years is now being recorded as a reduction of cost of sales. This resulted in an increase in SG&A expenses and an offsetting decrease in cost of sales of $3.9 million in this year’s first quarter and $4.0 million in last year’s first quarter. As permitted by the transition provisions of EITF 02-16, cost of sales and SG&A expenses in last year’s statement of income have been recast to conform with this year’s presentation.

5.	Certain amounts in the prior year’s financial statements have been reclassified for comparative purposes.